As filed with the Securities and Exchange Commission on January 17, 2006
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Parker Drilling Company
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
73-0618660
(I.R.S. Employer Identification Number)
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(281) 406-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code)
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer
Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(281) 406-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William S. Anderson, Esq.
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770
(713) 221-1122
Facsimile: (713) 437-5370

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Security	Price	Registered Fee

Common Stock(1)	(2)	(2)	(2)	(2)

(1)	Each share of Common Stock registered hereunder includes an associated Preferred Share Purchase Right. Until the occurrence of certain prescribed events, none of which has occurred, the Preferred Share Purchase Rights are not exercisable, are evidenced by certificates representing the Common Stock and may be transferred only with the Common Stock.

(2)	An indeterminate aggregate initial offering price or number of shares of Common Stock is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees.

Parker Drilling Company
Common Stock
      Parker Drilling Company may from time to time offer to sell shares of common stock. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PKD.”
      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2006

      In this prospectus, unless the context requires otherwise, “Parker Drilling,” “we,” “us” and “our” refer to Parker Drilling Company and its subsidiaries and consolidated joint ventures.

AVAILABLE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, on a regular basis. You may read and copy this information or obtain copies of this information by mail from the Public Reference Room of the SEC, Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains a web site accessible on the Internet that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The SEC’s rules allow us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superseded by a subsequently filed document.
      This prospectus incorporates by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on March 16, 2005; and

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 9, 2005, for the quarter ended June 30, 2005, as filed with the SEC on August 9, 2005, and for the quarter ended September 30, 2005, as filed with the SEC on November 8, 2005;

•	Our Proxy Statement on Schedule 14A, as filed with the SEC on March 23, 2005;

•	Our Current Reports on Form 8-K as filed with the SEC on January 6, 2005, February 8, 2005, February 28, 2005 (including the amendment thereto also filed on February 28, 2005), April 14, 2005, April 15, 2005, April 22, 2005, May 3, 2005, May 12, 2005, June 17, 2005, July 18, 2005, October 17, 2005, November 1, 2005 and December 2, 2005 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules); and

•	Our Registration Statement on Form 8-A12B, as filed with the SEC on January 19, 1999.
      This prospectus also incorporates by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the time of filing of the initial registration statement and after the date of this prospectus. These documents include annual reports, quarterly reports and other current reports, as well as proxy statements.
      We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents in writing or by telephone from:
Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attention: Investor Relations
Telephone: (281) 406-2000

PARKER DRILLING COMPANY
      We are a leading worldwide provider of contract drilling and drilling related services. Our principal executive offices are located at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077, and our telephone number at that location is (281) 406-2000.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included in or incorporated by reference into this prospectus, including the financial statements and related notes incorporated by reference into this prospectus, before deciding to invest in our securities. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.
Risk Factors Related to Our Business

We have substantial indebtedness. Our ability to service our debt obligations is primarily dependent upon our future financial performance.
      We have substantial indebtedness in relation to our stockholders’ equity. As of September 30, 2005, we had stockholders’ equity of approximately $198.1 million compared to approximately:

•	$415.9 million of long-term debt;

•	$13.3 million of operating lease commitments; and

•	$10.2 million of standby letters of credit.
      On December 30, 2005, we redeemed $35.6 million in aggregate principal amount of our 10.125% senior notes due 2009. We funded such redemption with cash on hand.
      Our ability to meet our debt service obligations depends on our ability to generate positive cash flows from operations.
      We realized positive cash flows from operating activities of $84.2 million in the first nine months of 2005, $28.8 million in 2004, $62.5 million in 2003 and $33.2 million in 2002. However, we have in the past, and may in the future, incur negative cash flows from one or more segments of our operating activities. Our future cash flows from operating activities will be influenced by the demand for our drilling services, the utilization of our rigs, the dayrates that we receive for our rigs, general economic conditions and by financial, business and other factors affecting our operations, many of which are beyond our control, some of which are specified below. If we are unable to service our debt obligations, we may have to:

•	delay spending on maintenance projects and other capital projects, including the acquisition or construction of additional rigs, rental tools and other assets;

•	sell equity securities;

•	sell additional assets; or

•	restructure or refinance our debt.
      Our substantial debt and the covenants contained in the instruments governing our debt could have important consequences to you. For example, it could:

•	result in a reduction of our credit rating, which would make it more difficult for us to obtain additional financing on acceptable terms;

•	require us to dedicate a substantial portion of our cash flows from operating activities to the repayment of our debt and the interest associated with our debt;

•	limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt and creating liens on our properties;

•	place us at a competitive disadvantage compared with our competitors that have relatively less debt;

•	expose us to interest rate risk because certain of our borrowings, primarily under our senior secured credit facility and our senior floating rate notes, or interest rate swaps related to those borrowings, are at variable rates of interest; and

•	make us more vulnerable to downturns in our business.
      We cannot give you any assurances that, if we are unable to service our debt obligations, we will be able to sell equity securities, sell additional assets or restructure or refinance our debt. Our ability to generate sufficient cash flow from operating activities to pay the principal of and interest on our indebtedness is subject to market conditions and other factors which are beyond our control.

Our current operations and future growth may require significant additional capital, and our substantial indebtedness could impair our ability to fund our capital requirements.
      Our business requires substantial capital. We anticipate that our capital expenditures in 2006 will be approximately $250 million, including approximately $40 million for maintenance projects. We may require additional capital in the event of significant departures from our current business plan or unanticipated expenses. Sources of funding for our future capital requirements may include any or all of the following:

•	funds generated from our operations;

•	public offerings or private placements of equity and debt securities;

•	commercial bank loans;

•	capital leases; and

•	sales of assets.
      Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it were available, it may not be available on a timely basis, on terms acceptable to us and within the limitations contained in the indentures governing the 9 5/8% senior notes and our senior floating rate notes and the documentation governing our senior secured credit facility. Failure to obtain appropriate financing, should the need for it develop, could impair our ability to fund our capital expenditure requirements and meet our debt service requirements and could have an adverse effect on our business.

Rig upgrades, refurbishment and construction projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our results of operations and cash flows.
      We often have to make upgrade and refurbishment expenditures for our rig fleet to comply with contractual requirements or when repairs are required in response to an inspection by a governmental authority. For example, in 2002, we were required to make repairs to two of our barge rigs in Nigeria due to inspections by the American Bureau of Shipping, resulting in downtime of a total of five months during which time we received no revenues from contracts for the use of these rigs. We may also make significant expenditures when we move rigs from one location to another, such as when we moved Rig 72B from Nigeria to the U.S. Gulf of Mexico in 2004. Additionally, we may make substantial expenditures for the construction of additional new rigs. Rig upgrade, refurbishment and construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including the following:

•	shortages of material or skilled labor;

•	unforeseen engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	adverse weather conditions;

•	long lead times for manufactured rig components;

•	unanticipated cost increases; and

•	inability to obtain the required permits or approvals.
      Significant cost overruns or delays could adversely affect our financial condition and results of operations. Additionally, capital expenditures for rig upgrades, refurbishment or construction projects could exceed our planned capital expenditures, impairing our ability to service our debt obligations.

Volatile oil and natural gas prices impact demand for our drilling and related services.
      The success of our drilling operations is materially dependent upon the exploration and development activities of the major, independent and national oil and gas companies that comprise our customer base. Oil and natural gas prices and market expectations can be extremely volatile, and therefore the level of exploration and production activities can be extremely volatile. Increases or decreases in oil and natural gas prices and expectations of future prices could have an impact on our customers’ long-term exploration and development activities, which in turn could materially affect our business and financial performance. Generally, changes in the price of oil have a greater impact on our international operations while changes in the price of natural gas have a greater effect on our operations in the Gulf of Mexico.
      Demand for our drilling and related services also depends on other factors, many of which are beyond our control, including:

•	the cost of producing and delivering oil and natural gas;

•	advances in exploration, development and production technology;

•	laws and government regulations, both in the United States and elsewhere;

•	the imposition or lifting of economic sanctions against foreign countries;

•	local and worldwide military, political and economic events, including events in the oil producing countries in the Middle East;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and prices;

•	the level of production by non-OPEC countries;

•	weather conditions;

•	expansion or contraction of economic activity, which affects levels of consumer demand;

•	the rate of discovery of new oil and gas reserves;

•	the availability of pipeline capacity; and

•	the policies of various governments regarding exploration and development of their oil and gas reserves.
      Oil and gas prices have increased significantly since 2003 based primarily on worldwide demand and to a lesser extent on the devaluation of the United States dollar. There is historical support that current prices are not sustainable over the long term. Based on recent history of our industry, fluctuations during the past several years in the demand and supply of oil and natural gas have contributed to, and are likely to continue to contribute to price volatility. Any actual or anticipated reduction in oil and natural gas prices would depress the level of exploration and production activity. This would, in turn, result in a corresponding decline in the demand for our drilling and related services which would adversely affect our business and financial performance.

Most of our contracts are subject to cancellation by our customers without penalty with little or no notice.
      Most of our contracts are terminable by our customers without penalty with relatively little or no notice. A customer may decide to terminate a contract because they no longer need a rig or may be able to obtain a comparable rig at a lower dayrate. Also, customers may seek to renegotiate the terms of their existing drilling contracts during depressed market conditions. Although drilling conditions are currently favorable, in the event the market becomes depressed customers are more likely to exercise their termination rights.
      Our customers may also seek to terminate drilling contracts if we experience operational problems and customers are more likely to exercise their termination rights during depressed market conditions. If our equipment fails to function properly and cannot be repaired promptly, we will not be able to engage in drilling operations, and customers may have the right to terminate the drilling contracts. The cancellation or renegotiation of a number of our drilling contracts could adversely affect our financial performance.

We rely on a small number of customers, and the loss of a significant customer could adversely affect us.
      A substantial percentage of our sales has been made to a relatively small number of customers, and the loss of a major customer would adversely affect us. For the nine months ended September 30, 2005, Tengizchevroil, a consortium led by ChevronTexaco Corporation, accounted for approximately 10 percent of our total revenues and Exxon Mobil Corporation and its ventures and Halliburton Company each accounted for 11 percent of our total revenues. Our ten most significant customers collectively accounted for approximately 59 percent of our total revenues in the first nine months of 2005. The contracts for our eight drilling rigs in Mexico will all terminate in accordance with their terms in the first half of 2006. In addition, our contracts with Tengizchevroil will terminate in accordance with their terms in the first quarter of 2007. We have not yet entered into new contracts for the utilization of the rigs that are subject to these contracts. Our results of operations could be adversely affected if any of our major customers terminate their contracts with us, fail to renew our existing contracts or refuse to award new contracts to us.

Contract drilling and the rental tools business are highly competitive.
      The drilling and rental tools markets are highly competitive, and no single competitor is dominant. Although the drilling market is currently experiencing a strong upward trend, during periods of decreased demand, we historically experience significant reductions in utilization. Our utilization rate increased significantly in 2004 and 2005 due to increased demand and was 40 percent for 2003, 60 percent for 2004 and 77 percent for the first nine months of 2005. We anticipate that current demand for oil and gas will result in higher utilization rates for the foreseeable future. However, if commodity prices decline again or other factors adversely affect demand for drilling activity, our utilization rates will be adversely affected as will our financial performance. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling and workover rigs can be moved from one region to another in response to changes in levels of activity and provided market conditions warrant, which may result in an oversupply of rigs in an area. In many markets in which we operate, the number of rigs available has historically exceeded the demand for rigs for extended periods of time, resulting in intense price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in price competition. Despite historically high commodity prices at present, we believe that competition for drilling contracts will continue to be intense for the foreseeable future. If we cannot keep our rigs utilized, our financial performance will be adversely impacted. The rental tools market is also characterized by vigorous competition among several competitors. Many of our competitors in both the contract drilling and rental tools business possess significantly greater financial resources than we do.

Our international operations could be adversely affected by terrorism, war, civil disturbances, political instability and similar events.
      We have operations in Bangladesh, China, Indonesia, Kazakhstan, Kuwait, Mexico, New Zealand, Nigeria, Papua New Guinea, Russia and Turkmenistan. Our international operations are subject to interruption, suspension and possible expropriation due to terrorism, war, civil disturbances, political instability and similar events and we have previously suffered loss of revenue and damage to equipment due to political violence. We may not be able to obtain insurance policies covering such risks, especially political violence coverage, or such policies may only be available with premiums that are not commercially justifiable. For example, significant civil unrest in Nigeria, which is continuing, has resulted in the suspension of drilling operations of our rigs in Nigeria for substantial periods during the past two years and in 2003 resulted in the total loss of one of our rigs in Nigeria, a substantial portion of which loss we recovered from insurance. We do not currently maintain insurance coverage for political violence in Nigeria. Terrorism, war, civil disturbances and other hostilities are likely to occur in other foreign countries, including in the developing countries in which we have operations, and could adversely affect our business and financial performance.

Our international operations are also subject to governmental regulation and other risks.
      We derive a significant portion of our revenues from our international operations. In 2004 and the first nine months of 2005, we derived approximately 58 percent of our revenues from operations in countries outside the United States. Our international operations are subject to the following risks, among others:

•	foreign laws and governmental regulation;

•	expropriation, confiscatory taxation and nationalization of our assets located in areas in which we operate;

•	hiring and retaining skilled and experienced workers, many of which are represented by foreign labor unions;

•	unfavorable changes in foreign monetary and tax policies and unfavorable and inconsistent interpretation and application of foreign tax laws; and

•	foreign currency fluctuations and restrictions on currency repatriation.
      Our international operations are subject to the laws and regulations of a number of foreign countries. Additionally, our ability to compete in international contract drilling markets may be adversely affected by foreign governmental regulations or other policies that favor the awarding of contracts to contractors in which nationals of those foreign countries have substantial ownership interests. Furthermore, our foreign subsidiaries may face governmentally imposed restrictions or fees from time to time on the transfer of funds to us. While we attempt to limit these risks by transferring the risk of loss for such restrictions to the operators under our contracts, we cannot completely eliminate such risk.
      A significant portion of the workers we employ in our international operations are members of labor unions or otherwise subject to collective bargaining. We may not be able to hire and retain a sufficient number of skilled and experienced workers for wages and other benefits that we believe are commercially reasonable.
      We have historically been successful in limiting the risks of currency fluctuation and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currencies. However, some countries in which we may operate could require that all or a portion of our revenues be paid in local currencies that are not freely convertible. In addition, some parties with which we do business may require that all or a portion of our revenues be paid in local currencies. To the extent possible, we limit our exposure to potentially devaluating currencies by matching the acceptance of local currencies to our expense requirements in those currencies. Although we have done this in the past, we may not be able to obtain such contractual terms in the future, thereby exposing us to foreign currency fluctuations that could have a material adverse effect upon our results of operations and financial condition.

Compliance with foreign tax and other laws may adversely affect our operations.
      Tax and other laws and regulations applicable to us in many of the countries in which we have operations are not always interpreted consistently among local, regional and national authorities. For example, on October 14, 2005, we received an Act of Tax Audit from the Ministry of Finance of the Republic of Kazakhstan against one of our wholly-owned subsidiary branches, Parker Drilling Company International Limited, or PDCIL, in the amount of $111.4 million. Approximately $56.4 million was assessed for import Value Added Tax, or VAT, administrative fines and interest on equipment imported to perform drilling contracts, which we refer to as the VAT Assessment. Approximately $55.0 million was assessed for corporate income tax, individual income tax and social tax, administrative fines and interest in connection with the reimbursements received from PDCIL’s customer for the upgrade of barge rig 257 and other issues, which we refer to as the Income Tax Assessment. The VAT Assessment is based on an interpretation by the Ministry of Finance that resolutions of the Government of the Republic of Kazakhstan and the Ministry of Finance removing import VAT exemptions should be applied retroactively. We are contesting this assessment. In addition, the drilling contract between PDCIL and its client provides that the client shall reimburse PDCIL for all import and export charges incurred in connection with importation of equipment used to perform the contract. The Income Tax Assessment is based on the same claim of the Ministry of Finance on which PDCIL has prevailed in the Supreme Court of Kazakhstan on two previous occasions. We believe that this claim is barred by the statute of limitations and will ultimately be dismissed. However, the ultimate outcome of these disputes is not certain, and it is possible that the outcome could have an adverse effect on our financial performance. It is also possible that in the future we will be subject to similar disputes concerning taxation and other matters in Kazakhstan and other countries in which we do business, which disputes could have a material adverse effect on our financial performance.

We are subject to hazards customary for drilling operations, which could adversely affect our financial performance if we are not adequately indemnified or insured.
      Substantially all of our operations are subject to hazards that are customary for oil and gas drilling operations, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Our offshore operations also are subject to hazards inherent in marine operations, such as capsizing, grounding, collision and damage from severe weather conditions. Our international operations are also subject to risks of terrorism, war, civil disturbances and other political events. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. We have had accidents in the past demonstrating some of these hazards. For example, in June 2005, a well control incident resulted in a fire and damage to a rig in Bangladesh, resulting in a total loss of the drilling unit, in July 2005, we suffered damage to a deep drilling barge rig which ran aground and overturned and in November 2005 we sustained a well control incident in Turkmenistan. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we generally obtain indemnification from our customers by contract for some of these risks. However, the laws of certain countries place significant limitations on the enforceability of indemnification provisions that allow a contractor to be indemnified for damages resulting from the contractor’s fault. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we generally seek protection through insurance. However, we are self-insured for certain losses relating to workers’ compensation, employers’ losses relating to workers’ compensation, employers’ liability, general liability (for onshore liability), protection and indemnity (for offshore liability), and property damage. For further information, see note 12 to our consolidated financial statements for the year ended December 31, 2004 incorporated herein by reference. There is no assurance that such insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards and risks described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that insurance premiums or other costs will not rise significantly in the future, so as to make the cost of such insurance prohibitive. For example, we are currently unable to obtain political violence coverage at commercially reasonable premiums for rigs while they are operating in Nigeria.

Government regulations and environmental risks, which reduce our business opportunities and increase our operating costs, might worsen in the future.
      Government regulations control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection, pollution control and remediation of environmental contamination. Environmental regulations, in particular, prohibit access to some markets and make others less economical, increase equipment and personnel costs and often impose liability without regard to negligence or fault. In addition, governmental regulations may discourage our customers’ activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

We are regularly involved in litigation, some of which may be material.
      We are regularly involved in litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. For example, in September 2005, one of our subsidiaries was served with a lawsuit filed in the District Court of Harris County, State of Texas on behalf of numerous citizens of Bangladesh claiming $250 million in damages due to various types of property damage and personal injuries, arising as a result of two blowouts, only one of which involved us, that occurred in Bangladesh in January and June 2005. This case is in the very early stages of discovery and, although we believe that we have adequate insurance coverage and other contractual indemnities so that the resolution of this case will not have a material adverse effect on our financial condition, the ultimate outcome of this case cannot presently be determined.
      In August 2004 we were notified that certain of our subsidiaries have been named, along with other defendants, in several complaints that have been filed in the Circuit Courts of the State of Mississippi by several hundred persons that allege that they were employed by some of the named defendants between approximately 1965 and 1986. The complaints name as defendants numerous other companies that are not affiliated with us, including companies that allegedly manufactured drilling related products containing asbestos that are the subject of the complaints. The complaints allege that our subsidiaries and other drilling contractors used those asbestos-containing products in offshore drilling operations, land-based drilling operations and in drilling structures, drilling rigs, vessels and other equipment and assert claims based on, among other things, negligence and strict liability and claims under the Jones Act. Because the progress of these cases has been delayed by procedural challenges raised by the defendants and by the impact of Hurricane Katrina on Mississippi, we have not yet had an opportunity to conduct sufficient discovery to determine the number of plaintiffs, if any, that were employed by us or otherwise have any connection with our drilling operations during the relevant period. In addition, on March 18, 2005, a case was filed by a single plaintiff in the Circuit Court of Madison County, Illinois against approximately 125 defendants, including Parker Drilling Company, alleging that the plaintiff suffers from asbestos-related diseases, including mesothelioma, as a result of exposure to asbestos and asbestos-containing products. On January 13, 2006, one of our subsidiaries was served with a petition filed in the District Court for the Parish of Jefferson in Louisiana against more than 200 defendants by 88 plaintiffs complaining of exposure to asbestos, chemicals, noise, and metals during their work as Jones Act seamen. We have not yet had an opportunity to conduct sufficient discovery to determine the number of plaintiffs, if any, that were employed by us or otherwise have any connection with our operations during the relevant period. The plaintiffs in these cases seek, among other things, awards of unspecified compensatory and punitive damages. We intend to defend ourselves vigorously and, based on the information available to us at this time, we do not expect the outcome of these lawsuits to have a material adverse effect on our financial condition, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these lawsuits.

Failure to retain key personnel could hurt our operations.
      We require highly skilled and experienced personnel to provide technical services and support for our drilling operations. As the demand for drilling services and the size of the worldwide rig fleet has recently increased, it has become more difficult to retain existing personnel and shortages of qualified personnel have arisen, which could create upward pressure on wages and prevent us from retaining or attracting qualified personnel in a cost-effective manner.

Our debt instruments contain restrictive covenants that may limit our operating flexibility.
      The indentures governing our 9 5/8% senior notes and our senior floating rate notes, and the agreement governing our senior secured credit facility, contain significant covenants that limit our ability to engage in various transactions. Our senior secured credit facility also requires satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. These events include:

•	failure to comply with certain financial covenants;

•	material inaccuracies of representations and warranties;

•	specified defaults under or acceleration of other indebtedness; and

•	events of bankruptcy or insolvency.
      The limitations imposed by our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. We are in full compliance with our debt covenants as of the date of this prospectus.
Risks Related to Our Common Stock

Market prices of our common stock could change significantly.
      The market prices of our common stock may change significantly in response to various factors and events, including the following:

•	the other risk factors described in this prospectus, including changes in oil and gas prices;

•	a shortfall in rig utilization, operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of the financial performance of us or our competitors or the financial performance of companies in the oilfield service industry generally;

•	changes in actual or market expectations with respect to the amounts of exploration and development spending by oil and gas companies;

•	general conditions in the economy and in the oil and gas or oilfield service industries;

•	general conditions in the securities markets;

•	political instability, terrorism or war; and

•	the outcome of pending and future legal proceedings, tax assessments and other claims, including the outcome of our dispute with the Ministry of Finance of the Republic of Kazakhstan.
      Most of these factors are beyond our control.

A hostile takeover of our company would be difficult.
      We have adopted a stockholders’ rights plan. Some of the provisions of our Restated Certificate of Incorporation and of the Delaware General Corporation Law may make it difficult for a hostile suitor to acquire control of our company and to replace our incumbent management. For example, our Restated Certificate of Incorporation provides for a staggered Board of Directors and permits the Board of Directors, without stockholder approval, to issue additional shares of common stock or a new series of preferred stock.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated herein by reference contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements contained in or incorporated by reference into this prospectus, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions, including any statements regarding:

•	prices and demand for oil and natural gas;

•	levels of oil and natural gas exploration and production activities;

•	demand for contract drilling and drilling related services and demand for rental tools;

•	our future operating results and profitability, including our projected net income per share for 2005 and 2006;

•	our future rig utilization, dayrates and rental tool activity;

•	entering into new, or extending existing, drilling contracts and our expectations concerning when our rigs will commence operations under such contracts;

•	growth of the company through acquisitions of companies or assets;

•	entering into joint venture agreements with local companies;

•	our future capital expenditures and investments in the acquisition and refurbishment of rigs and equipment;

•	our future liquidity;

•	availability and sources of funds to reduce our debt and expectations of when debt will be reduced;

•	future sales of our assets and the gains or losses that we may recognize as a result of any such sales;

•	the outcome of pending and future legal proceedings, tax assessments and other claims, including the outcome of our dispute with the Ministry of Finance of the Republic of Kazakhstan;

•	our recovery of insurance proceeds in respect of our damaged assets;

•	the availability of insurance coverage and contractual indemnification for pending legal proceedings;

•	compliance with covenants under our credit facilities; and

•	expansion and growth of our operations.
      In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements are based on certain assumptions and analyses made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are relevant. Although our management believes that their assumptions are reasonable based on information currently available, those assumptions are subject to significant risks and uncertainties, many of which are outside of our control. The factors listed in the “Risk Factors” section of this prospectus, as well as any other cautionary language included in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Each forward-looking statement speaks only as of the date of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you decide to invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and the documents incorporated by reference herein could have a material adverse effect on our business, results of operations and financial condition.
USE OF PROCEEDS
      Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, additions to our working capital and capital expenditures.
DESCRIPTION OF OUR CAPITAL STOCK
Common Stock
      As of December 31, 2005, our authorized capital stock included 140,000,000 shares of common stock, par value $0.16 2/3 per share, of which 97,826,162 shares were outstanding.
      Holders of common stock may not cumulate their votes in elections of directors, and holders have no preemptive rights to acquire any shares of our capital stock or any securities convertible into or exchangeable for any such shares. Holders of common stock may vote one vote for each share held on all matters voted upon by our stockholders, including the election of our directors.
      Subject to the rights of any then outstanding shares of preferred stock, the holders of common stock may receive such dividends as our Board of Directors may declare in its discretion out of legally available funds. No dividends have been paid on our common stock since February 1987. Our existing credit agreement and the indentures governing our 9 5/8% senior notes and our senior floating rate notes contain provisions that restrict the payment of dividends. We have no present intention to pay dividends on our common stock in the foreseeable future.
      Holders of common stock will share equally in our assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.
      Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities.
      All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.
Preferred Stock
      As of December 31, 2005, our authorized capital stock included 1,942,000 shares of preferred stock, par value $1.00 per share, none of which were outstanding. Holders of preferred stock may not cumulate their votes in elections of directors, and holders have no preemptive rights to acquire any shares of our capital stock or any securities convertible into or exchangeable for any such shares.
      We may issue preferred stock from time to time in one or more series. Subject to the provisions of our Restated Certificate of Incorporation and limitations prescribed by law, our Board of Directors may adopt resolutions to issue the shares of preferred stock constituting any series, to fix the number of shares of the series and to establish the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion or exchange rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our stockholders.
      Generally, holders of preferred stock may vote one vote for each share held on all matters voted upon by our stockholders, including the election of our directors, and holders of all series of preferred stock will vote together with holders of common stock as one class. If dividends on preferred stock are in arrears for six quarters or a sinking fund obligation with respect to the preferred stock has been in default for one year, then, at any ensuing annual meeting of our stockholders, holders of preferred stock, voting separately as a class without regard to series, may elect two directors. This special voting right will continue until all dividend arrearages and sinking fund defaults have been cured, and while this special voting right persists, holders of preferred stock will be entitled to participate with holders of common stock in the election of any other directors.
      A vote of the holders of at least two-thirds of the preferred stock then outstanding, acting as a class without regard to series, is required to approve any amendment to our Restated Certificate of Incorporation altering materially any existing provision of the preferred stock.
      Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of a new series of preferred stock may adversely affect the rights of the holders of our common stock. For example, any new series of preferred stock issued will rank prior to our common stock as to dividend rights, liquidation preference or both and may be convertible into shares of common stock. As a result, the issuance of shares of a new series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.
PLAN OF DISTRIBUTION
      We may sell the securities from time to time as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
      In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
      The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
      We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

      From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
      We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.
      If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
      We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.
      Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.
      In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
      The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Parker Drilling Company and its subsidiaries in the ordinary course of business.

VALIDITY OF THE SECURITIES
      In connection with the particular offering of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for Parker Drilling Company by Bracewell & Giuliani LLP, Houston, Texas, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      With respect to the unaudited consolidated condensed financial information of Parker Drilling Company for the three-month periods ending March 31, 2005 and 2004, the three and six-month periods ended June 30, 2005 and 2004 and the three and nine-month periods ended September 30, 2005 and 2004, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2005, August 8, 2005 and November 7, 2005, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated condensed financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated condensed financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following is a statement of the expenses (all of which are estimates) to be incurred by Parker Drilling Company:

	Amount to be paid

SEC registration fee	$	*
Legal fees and expenses		150,000
Accounting fees and expenses		150,000
Printing fees		20,000
Miscellaneous		20,000

Total		$340,000

*	May be deferred pursuant to Rule 456(b) and calculated in accordance with the offering of securities under this registration statement pursuant to Rule 457(r).

Item 15.	Indemnification of Directors and Officers
      Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
      The By-laws of Parker Drilling Company contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.
      As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Parker Drilling Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to Parker Drilling Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
      Parker Drilling Company has entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

      Parker Drilling Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
4.1		Rights Agreement, dated as of July 14, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit I to the Company’s Registration Statement on Form 8-A dated January 19, 1999)
4.2		Amendment No. 1 to the Rights Agreement dated as of September 22, 1998 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 dated May 8, 2000)
4.3		Indenture dated as of October 10, 2003, between the Company, as issuer, certain Subsidiary Guarantors (as defined therein) and JPMorgan Chase Bank, as Trustee, respecting the 9.625% Senior Notes due 2013 (incorporated by reference to the Company’s S-4 Registration Statement No. 333-110374 dated November 10, 2003).
4.4		Indenture dated as of September 2, 2004, between the Company and JP Morgan Chase Bank, as trustee, respecting the $150.0 million Senior Floating Rate Notes due 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, dated September 7, 2004).
4.5		Credit Agreement dated as of December 20, 2004 among the Company, certain banks parties thereto as lenders, Lehman Brothers, Inc., as the arranger, Bank of America N.A., as the syndication agent and Lehman Commercial Paper, Inc., as administrative agent, respecting the $40.0 million credit agreement that expires December 20, 2007 (incorporated by reference to Exhibit 99 to the Company’s Form 8-K, dated December 27, 2004).
5	.1**	Validity Opinion of Bracewell & Giuliani LLP
15	.1**	Letter regarding Unaudited Interim Financial Information
23	.1**	Consent of PricewaterhouseCoopers LLP
23.2		Consent of Bracewell & Giuliani LLP (included in their opinion filed as Exhibit 5.1)
24.1		Powers of attorney (set forth on the signature pages hereto)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

**	Filed herewith.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:
      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      Provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 17th day of January, 2006.

PARKER DRILLING COMPANY

By:	/s/ W. Kirk Brassfield

Name: W. Kirk Brassfield

Title:	Senior Vice President

and Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appears below hereby constitute and appoint Robert L. Parker Jr. and W. Kirk Brassfield, and each of them, his or her true and lawful attorney-in-fact and agents, with full and several power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on January 17, 2006.

Signature	Title

/s/ Robert L. Parker Robert L. Parker	Chairman of the Board

/s/ Robert L. Parker Jr. Robert L. Parker Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ W. Kirk Brassfield W. Kirk Brassfield	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ James W. Whalen James W. Whalen	Vice Chairman of the Board

/s/ R. Rudolph Reinfrank R. Rudolph Reinfrank	Director

Signature	Title

John W. Gibson, Jr.	Director

/s/ Robert E. McKee III Robert E. McKee III	Director

Robert M. Gates	Director

/s/ Roger B. Plank Roger B. Plank	Director

George T. Donnelly	Director

Robert W. Goldman	Director

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
4.1		Rights Agreement, dated as of July 14, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit I to the Company’s Registration Statement on Form 8-A dated January 19, 1999)
4.2		Amendment No. 1 to the Rights Agreement dated as of September 22, 1998 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 dated May 8, 2000)
4.3		Indenture dated as of October 10, 2003, between the Company, as issuer, certain Subsidiary Guarantors (as defined therein) and JPMorgan Chase Bank, as Trustee, respecting the 9.625% Senior Notes due 2013 (incorporated by reference to the Company’s S-4 Registration Statement No. 333-110374 dated November 10, 2003).
4.4		Indenture dated as of September 2, 2004, between the Company and JP Morgan Chase Bank, as trustee, respecting the $150.0 million Senior Floating Rate Notes due 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, dated September 7, 2004).
4.5		Credit Agreement dated as of December 20, 2004 among the Company, certain banks parties thereto as lenders, Lehman Brothers, Inc., as the arranger, Bank of America N.A., as the syndication agent and Lehman Commercial Paper, Inc., as administrative agent, respecting the $40.0 million credit agreement that expires December 20, 2007 (incorporated by reference to Exhibit 99 to the Company’s Form 8-K, dated December 27, 2004).
5	.1**	Validity Opinion of Bracewell & Giuliani LLP
15	.1**	Letter regarding Unaudited Interim Financial Information
23	.1**	Consent of PricewaterhouseCoopers LLP
23.2		Consent of Bracewell & Giuliani LLP (included in their opinion filed as Exhibit 5.1)
24.1		Powers of attorney (set forth on the signature pages hereto)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

**	Filed herewith.